[Rockwell Automation Letterhead] Exhibit 99.1

September 3, 2009

Keith D. Nosbusch
President & Chief Executive Officer
Rockwell Automation, Inc.
1201 South Second Street
Milwaukee, Wisconsin 53204

Dear Mr. Nosbusch:

This Letter Agreement will govern and reflect the arrangement approved by the Compensation and Management Development Committee of the Board of Directors with respect to the clawback of certain compensation arrangements and profits from the sale of securities.

If Rockwell Automation, Inc. (the “Company”) is required to restate any financial statements relating to periods from and after fiscal year 2009 during which you are chief executive officer of the Company due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, you hereby agree to reimburse the Company for:

1.	any bonus or other incentive-based or equity-based compensation received by you from the Company during the 12-month period following the first public issuance or filing with the Securities and Exchange Commission of the financial document embodying such financial reporting requirement; and

2.	any profits realized by you from the sale of securities of the Company during that 12-month period.

You agree that the foregoing reimbursement will apply, without limitation, to any such bonus or other incentive-based or equity-based compensation or profits under any agreement you may have entered into with the Company or under any Company plan, program or arrangement.

This Letter Agreement will be governed by, and construed in accordance with, the laws of the State of Wisconsin, without regard to its conflicts of laws principles. The undersigned parties irrevocably agree that the courts of the State of Wisconsin will have exclusive jurisdiction in relation to any claim, dispute or difference concerning this Letter Agreement and any matter arising therefrom.

Please confirm your agreement with the foregoing by signing and returning the enclosed copy of this Letter Agreement. This Letter Agreement may be executed in multiple counterparts, each of which is deemed an original but all of which together constitute one and the same instrument.

Very truly yours,

ROCKWELL AUTOMATION, INC.

By: /s/Douglas M. Hagerman
Douglas M. Hagerman
Senior Vice President, General Counsel & Secretary

Acknowledged and Agreed:

/s/Keith D. Nosbusch
Keith D. Nosbusch